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                                                                      EXHIBIT 21

                         Subsidiaries of the Registrant



PLASMA & MATERIALS TECHNOLOGIES (KOREA) CO., LTD., a Korean corporation

PLASMA & MATERIALS TECHNOLOGIES, JAPAN KK, a Japanese corporation

ELECTROTECH LIMITED, an English corporation

ELECTROTECH EQUIPMENTS LIMITED, an English corporation

ELECTROTECH (ASIA) LIMITED, an English corporation

ELECTROTECH INTERNATIONAL LIMITED, an English corporation

E.T. FABRICATIONS LIMITED, an English corporation

E.T. ELECTROTECH RESEARCH LIMITED, an English corporation

E.T. EQUIPMENTS LIMITED, an English corporation

VACUUM CONTROL SYSTEMS LTD, an English corporation

ELECTROTECH EQUIPMENTS, GmbH, a German limited liability company

ELECTROTECH EQUIPMENTS, SARL, a French limited liability company